Execution Copy

                               SECOND AMENDMENT TO
                              EMPLOYMENT AGREEMENT


     The EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 10, 2002, by and between Prime Retail, Inc., a Maryland corporation ("Prime"), and the sole general partner of Prime Retail, L.P., a Delaware limited partnership (the "Operating Partnership"), and David G. Phillips (the "Executive"), as amended by the first Amendment thereto, effective June 6, 2002, is further amended by this Second Amendment, effective August 12, 2002 in the following respects:

        1. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                2.      Term.

                The term of this Agreement, unless earlier terminated in accordance with the terms of this Agreement, will extend to December 31, 2005 (the "Original Term"); provided, however, that if this Agreement is not affirmatively terminated by either party, or extended or renewed for a specific duration in writing by agreement of the parties, prior to the last day of the Original Term, this Agreement will continue on a month-to-month basis thereafter (the "Extended Term"). The parties agree to cooperate and discuss in good faith their intentions with regard to this Agreement's extension or renewal 12 months prior to the end of the Original Term. Notwithstanding the foregoing, the
                Company agrees to provide Executive with a minimum of six months' advance written notice of its intent to terminate this Agreement during the Original Term or the Extended Term for any reason other than Cause, in which case the Company shall comply with the notice requirements of Sections 4(a)(2) and (3) hereof, and Executive agrees to provide the Company with a minimum of 60 days' advance written notice of his intent to terminate this Agreement during the Original Term or the Extended Term for any reason other than Good Reason, in which case Executive shall comply with the notice requirements of Section 4(b)(1)(E) hereof. The Original Term and any Extended Term of this Agreement shall end only following termination by written notice by the Company or Executive in accordance with this Section. For purposes of this Agreement, the terms "Original Term" and "Extended Term" shall herein be collectively referred to as the "Term."

        2. Subpart (B) of Section 4(a)(1) is hereby deleted in its entirety and replaced with the following:

                (B) if such termination occurs during the Original Term, a termination payment in an amount equal to the product of (x) the number of full and partial years remaining in the Original Term, and (y) the sum of (i) Executive's then current Base Salary and
                (ii) a bonus payment equal to 100% of the average annual bonus (which term shall exclude awards received pursuant to the Prime Retail, Inc. 2002 Long-Term Incentive Plan) paid to Executive for the two prior calendar years, provided that for purposes of this calculation, Executive's annual bonus shall be deemed to have been $160,000 both for year 2000 and for year 2001, or, if greater, a bonus payment equal to 50% of his then current Base Salary (the sum of the amounts determined by adding clauses (i) and (ii) is in the aggregate hereinafter referred to as the "One-Year Pay Equivalent"), and the product of (x) and (y) shall be payable within thirty (30) days of the effective date of termination;

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                                    Page (2)


        3. The following subpart (E) is hereby added to Section 4(a)(1) of the Agreement:

                (E) all vested but undistributed awards under the Prime Retail, Inc. 2002 Long-Term Incentive Plan, payable to Executive in accordance with the provisions of that plan.

        4. The following subpart (D) is hereby added to Section 4(a)(2) of the Agreement:

                (D) receive all vested but undistributed awards under the Prime Retail, Inc. 2002 Long-Term Incentive Plan, payable to Executive in accordance with the provisions of that plan.

         5. The following subpart (E)  is hereby added to Section 4(a)(4) of the
Agreement:

                (E) all vested but undistributed awards under the Prime Retail, Inc. 2002 Long-Term Incentive Plan, payable to Executive in accordance with the provisions of that plan.

        6. Subpart (B) of Section 4(b)(1) of the Agreement is hereby deleted in its entirety and replaced with the following:

                (B) any earned and unpaid bonus(es) otherwise payable to him in accordance with Section 3(b), and all vested but undistributed awards under the Prime Retail, Inc. 2002 Long-Term Incentive Plan, payable to Executive in accordance with the provisions of that plan;

        7. The following sentence is hereby added at the end of Section 4(c), "Death":

                In addition, the Executive's estate shall be entitled to receive all vested but undistributed awards under the Prime Retail, Inc. 2002 Long-Term Incentive Plan, payable to the estate in accordance with the provisions of that plan.

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                                    Page (3)


        8. Subpart (2) of Section 4(d), "Termination Following a Change of Control," is hereby deleted in its entirety and replaced with the following:

                (2) a termination payment in an amount equal to two times the One-Year Pay Equivalent, which amount shall be payable within thirty (30) days of the effective date of termination; provided, however, that if Executive has received a Milestone Bonus under the Prime Retail, Inc. 2002 Long-Term Incentive Plan the vesting of which was accelerated pursuant to Section 5.3(a)
                (iv) thereof but the amount of which was not reduced pursuant to the last sentence of Section 5.4 thereof (the "Change of Control Accelerated Award"), the termination payment described in this subpart (2) shall be reduced by the amount that such Change of Control Accelerated Award would have been reduced pursuant to the last sentence of Section 5.4 of the Prime Retail, Inc. 2002 Long-Term Incentive Plan had the termination payment been due and owing under this Section 4(d) at the time the Change of Control Accelerated Award was distributed to Executive;

        9. Nothing in this Amendmen or in the Amendment to Employment Agreement dated as of January 10, 2002, supersedes, modifies, or replaces any term or provision of the Agreement, except as explicitly stated in this Amendment or in the Amendment to Employment Agreement dated as of January 10, 2002. All provisions of the Agreement, as amended, shall remain in full force and effect, except as explicitly modified herein.

        10. This Amendment may be executed in one or more counterparts which taken together shall constitute one and the same instrument.


EXECUTIVE:

/s/ David G. Phillips
------------------------------
         David G. Phillips


PRIME RETAIL, INC., a Maryland                 PRIME RETAIL, L.P., a Delaware
corporation                                    limited partnership


By:     /s/ Glenn D. Reschke                   By:     Prime Retail, Inc.
        --------------------
Name:   GLENN D. RESCHKE                       Its:    Sole General Partner
Title:  CHAIRMAN, CHIEF EXECUTIVE OFFICER      By:     /s/ Glenn D. Reschke
                                                       --------------------
                                               Name:   GLENN D. RESCHKE
                                               Title:  CHAIRMAN, CHIEF EXECUTIVE
                                                       OFFICER